Exhibit 99.1

Date:	May 3, 2013
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

- Company reports strong first quarter sales and operating profit growth -

-  Company to host conference call at 8:30 a.m. ET on May 3, 2013 -

East Rutherford, NJ – May 3, 2013 – Cambrex Corporation (NYSE: CBM) reports results for the first quarter ended March 31, 2013.

Highlights

-	First quarter sales increased by 5.7% and excluding the impact of foreign currency, sales increased 4.7% compared to the first quarter of 2012.

-	First quarter Adjusted EBITDA increased 7.6% to $16.8 million compared to $15.6 million in the first quarter of 2012.

-	Debt, net of cash was $41.1 million at the end of the first quarter, an increase of $0.7 million during the quarter.

-	2013 full year sales and EBITDA guidance confirmed (see Financial Expectations section).

“The first quarter was a solid quarter for us, with overall growth driven by increases in custom development and custom manufacturing, demonstrating the strength of our portfolio of innovator products.  We continue to expect strong sales and EBITDA increases for the full year, consistent with our previous guidance,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  “We remain on target for implementation of our key growth-based capital projects, including the large investment at our Iowa facility to expand overall capacity and to make commercial launch material pursuant to a supply agreement signed in 2012.”

First Quarter 2013 Operating Results – Continuing Operations

Sales of $74.6 million were 5.7% higher compared to the same period last year, including the favorable impact of foreign exchange of 1.0%.  This increase was primarily due to higher custom development sales related to clinical phase projects and higher sales of certain active pharmaceutical ingredients for branded commercial products.

Gross margins increased to 33.2% from 31.8% compared to the same period last year.  This increase was due to higher sales and production volumes and slightly higher pricing partially offset by unfavorable product mix.  Foreign exchange did not have an impact on gross margins in the first quarter of 2013.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Selling, general and administrative expenses were $11.1 million compared to $10.0 million in the same period last year.  The increase was mainly due to increased personnel costs including performance share units’ expense as a result of a higher Cambrex share price and additional shares expected to vest due to recent favorable performance by the Company against its peers.

Research and development (“R&D”) expenses were $2.2 million compared to $2.4 million in the same period last year.  The decrease was primarily due to increased absorption of R&D expenses into inventory and cost of goods sold due to higher revenue-generating custom development activity.

Operating profit increased to $16.1 million from $10.1 million in the same period last year. Adjusted operating profit increased to $11.5 million from $10.1 million in the same period last year.  The increase in adjusted operating profit was primarily the result of higher gross profit partially offset by higher SG&A expenses.  EBITDA was $21.5 million compared to $15.6 million in the same period last year.  Adjusted EBITDA was $16.8 million compared to $15.6 million in the same period last year.  Adjusted operating profit and adjusted EBITDA exclude a gain on sale of an office building of $4.7 million (see table at end of release).

Net interest expense was $0.5 million compared to $0.7 million in the same period last year.  Lower average debt was partially offset by higher average interest rates.  The average interest rate on debt was 2.5% compared to 2.0% in the same period last year, primarily due to a higher proportion of fixed rate debt to floating rate debt pursuant to an interest rate swap agreement in place since March 2012.

Equity in losses of partially-owned affiliates was $0.4 million compared to $0.5 million in the same period last year for the Company’s 51% share in Zenara Pharma (“Zenara”), a pharmaceutical company focused on the formulation of finished dosage form products.  The Company’s share of Zenara’s losses included $0.2 million and $0.3 million of amortization expense in the first quarters of 2013 and 2012, respectively.  Equity in losses of partially-owned affiliates for the first quarters of 2013 and 2012 also included expenses of $0.1 million and income of $0.3 million, respectively, related to an investment in a European joint venture.

The provision for income taxes in the first quarter of 2013 totaled $3.8 million and resulted in an effective tax rate of 24.8%.  The effective tax rate in the first quarter of 2013 includes a benefit of $1.3 million due to changes in tax laws and expense of $1.5 million related to the sale of an office building.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations for the first quarter of 2013 was $11.4 million or $0.37 per share compared to $7.0 million or $0.24 per share in the same period last year.

Capital expenditures and depreciation for the first quarter of 2013 were $12.7 million and $5.3 million, respectively, compared to $2.6 million and $5.4 million in the same period last year, respectively.  The increase in capital expenditures in the quarter was primarily driven by a previously announced expansion of the Company’s large-scale manufacturing capacity at one of its sites to support expected growth in the business, including an agreement signed during 2012 to provide commercial launch material for a customer’s clinical phase product.

Financial Expectations – Continuing Operations
The Company continues to expect that full year 2013 sales, excluding the impact of foreign currency, will increase between 8% and 12% over 2012, and that full year 2013 adjusted EBITDA will be between $62 and $68 million, an increase of 8% to 18% over 2012.  While the Company does not expect to pay cash taxes in the U.S. for the next few years, the Company will record tax expense on U.S. income for the first time in several years beginning in 2013.  The Company estimates that its 2013 consolidated effective tax rate will be between 32% and 38%.  The tax rate will be sensitive to the geographic mix of income and quarterly effective tax rates may be volatile.

Capital expenditures are expected to be approximately $36 to $40 million and depreciation is expected to be $22 to $24 million in 2013.

These financial expectations are for continuing operations and exclude the impact of any potential M&A, restructuring activities and outcomes of tax disputes, and do not reflect the Company’s stake in Zenara, which is accounted for using the equity method.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s first quarter 2013 Form 10-Q is filed with the SEC.

Conference Call and Webcast
A conference call to discuss the Company’s first quarter 2013 results will begin at 8:30 a.m. Eastern Time on Friday, May 3, 2013 and last approximately 45 minutes.  Those wishing to participate should call 1-888-572-7025 for domestic and +719-325-2484 for international.  Please use the pass code 3383897 and call approximately 10 minutes prior to start time.  A webcast will be available on the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Friday, May 10, 2013 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 3383897 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements
This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” including the Company’s expectation that full year 2013 sales, excluding the impact of foreign currency, will increase between 8% and 12% versus 2012, that full year 2013 adjusted EBITDA will be between $62 and $68 million, that capital expenditures will be approximately $36 to $40 million and that depreciation will be $22 to $24 million in 2013.  These and other forward looking statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2012, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, governmental legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products, as well as risks relating to a Phase 3 supply agreement signed during 2012 including that the Company will expend significant resources to expand its manufacturing facilities without any assurance that the new agreement will generate any revenue beyond revenue that would be earned under termination provisions within the agreement, that the customer’s product candidate will be successful in Phase 3 trials or obtain the necessary regulatory approvals to commercialize the product candidate, that the customer’s Phase 3 program will not be terminated early, that anticipated quantities will not be meaningfully reduced, that the planned Phase 3 and pre-launch activities will proceed on the timeline anticipated, if at all, that the Company’s expansion will proceed on the anticipated timeline without disruption to existing customers or its new customer and without disruption to the Company’s and its customers’ ability to meet key product delivery milestones.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Use of Non-GAAP Financial Measures
EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes it is useful to investors because it is a common operating performance metric as well as a metric routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation from U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended March 31, 2013 and 2012
(in thousands, except per-share data)

	2013		2012
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$74,581		$70,559
Commissions, Allowances and Rebates	163		535
Net Sales	74,418		70,024

Other	467		204

Net Revenues	74,885		70,228

Cost of Goods Sold	50,136	67.2%	47,800	67.7%

Gross Profit	24,749	33.2%	22,428	31.8%

Operating Expenses
Selling, General and Administrative Expenses	11,104	14.9%	9,960	14.1%
Research and Development Expenses	2,194	2.9%	2,358	3.3%
Total Operating Expenses	13,298	17.8%	12,318	17.5%

Gain on Sale of Asset	4,680	6.3%	-	-

Operating Profit	16,131	21.6%	10,110	14.3%

Other Expenses/(Income):
Interest Expense, net	495		651
Other (Income)/Expenses, net	(32)		8
Equity in Losses of Partially-Owned Affiliates	481		208

Income Before Income Taxes	15,187	20.4%	9,243	13.1%

Provision for Income Taxes	3,762		2,205

Income from Continuing Operations	$11,425	15.3%	$7,038	10.0%

Loss from Discontinued Operations, Net of Tax	(257)		-

Net Income	$11,168	15.0%	$7,038	10.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.38		$0.24
Loss from Discontinued Operations, Net of Tax	$(0.01)		$-
Net Income	$0.37		$0.24

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.37		$0.24
Loss from Discontinued Operations, Net of Tax	$(0.01)		$-
Net Income	$0.36		$0.24

Weighted Average Shares Outstanding
Basic	29,970		29,602
Diluted	30,788		29,886

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of March 31, 2013 and December 31, 2012
(in thousands)

	March 31,	December 31,
Assets	2013	2012

Cash and Cash Equivalents	$31,877	$23,551
Trade Receivables, net	41,070	43,094
Inventories, net	74,066	71,221
Prepaid Expenses and Other Current Assets	8,727	6,104
Total Current Assets	155,740	143,970

Property, Plant and Equipment, net	155,735	151,815
Goodwill	36,426	37,312
Intangible Assets, net	3,910	4,091
Investments in and Advances to Partially-Owned Affiliates	15,241	15,094
Deferred Income Taxes	37,588	39,262
Other Non-Current Assets	5,878	2,924

Total Assets	$410,518	$394,468

Liabilities and Stockholders' Equity

Accounts Payable	$25,725	$27,612
Deferred Revenue	12,055	11,570
Accrued Expenses and Other Current Liabilities	39,414	43,844
Total Current Liabilities	77,194	83,026

Long-Term Debt	73,000	64,000
Deferred Income Taxes	19,838	18,577
Accrued Pension Benefits	54,630	55,373
Other Non-Current Liabilities	14,129	10,195

Total Liabilities	$238,791	$231,171

Stockholders’ Equity	$171,727	$163,297

Total Liabilities and Stockholders’ Equity	$410,518	$394,468

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended March 31, 2013 and 2012
(in thousands)

	First Quarter 2013	First Quarter 2012

Operating Profit	$16,131	$10,110

Gain on Sale of Asset	(4,680)	-

Adjusted Operating Profit	11,451	10,110

Depreciation and Amortization	5,333	5,486

Adjusted EBITDA	$16,784	$15,596

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com